Exhibit (a)(1)(E)

KUSHCO HOLDINGS, INC.

Notice of Withdrawal from Participation in the OPTION EXCHANGE PROGRAM

I hereby withdraw my previously-delivered Notice of Election to participate in the Exchange Offer pursuant to the terms and conditions of the documents that make up the Exchange Offer, including the Offer to Exchange (collectively, the “Tender Offer Documents”) with regard to the Eligible Options listed in the chart below.

In doing so, I represent and acknowledge to KushCo Holdings, Inc. as follows:

	The delivery of this Notice of Withdrawal rescinds any previously submitted Notice of Election and I will be treated as having chosen not to participate in the Exchange Offer and my Eligible Options will remain outstanding on their pre-existing terms and conditions;

	This Notice of Withdrawal, once submitted, cannot itself be rescinded; and Eligible Options withdrawn pursuant to this Notice of Withdrawal will not be deemed properly tendered for purposes of the Exchange Offer; and


If I wish to tender Eligible Options at a subsequent time after properly completing, signing and delivering this Notice of Withdrawal, I must properly re-tender any Eligible Options before 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended) by submitting a new Notice of Election (a form of which is included in the Tender Offer Documents, as Exhibit (a)(1)(D), and has otherwise been provided to you) in accordance with the instructions set forth in the Offer to Exchange.

Eligible Options withdrawn from the Exchange Offer

Grant ID	Grant Agreement Date	Number of Eligible Option Shares	Exercise Price	Number of Options Re-granted
	/ /		$
	/ /		$
	/ /		$
	/ /		$
	/ /		$

By: ____________________________________

Name: _____________________________________

Date: _____________________________________

INSTRUCTIONS

KushCo Holdings, Inc. is making an offer (the “Exchange Offer”) to exchange certain outstanding stock options (“Eligible Options”) to purchase common stock, $0.001 par value, of KushCo Holdings, Inc. (“Common stock”), granted pursuant to the KushCo Holdings, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”), for new replacement options (“Replacement Options”), subject to the terms and conditions set forth in the “Offer to Exchange,” dated July 31, 2020 (the “Offer to Exchange”).

1. If you previously elected to exchange your Eligible Options, but you would like to withdraw your election to exchange your Eligible Options, you must complete, sign and deliver this Notice of Withdrawal according to the instructions set forth in this Notice of Withdrawal. The deadline for receipt of this Notice of Withdrawal is no later than 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended).

2. To withdraw your Notice of Election to exchange some or all of your Eligible Options pursuant to the Exchange Offer, you must properly complete, sign and date this Notice of Withdrawal and deliver it to the following contact: optionexchange@kushco.com. Delivery of your properly completed and signed Notice of Withdrawal may be by scanning and attaching it as an electronic file (in PDF or other readable format) to an e-mail sent to the relevant contact (such electronic delivery of this Notice of Withdrawal form, “Electronic Delivery”).

3. In order to be effective, the Company must receive your properly completed and signed Notice of Withdrawal, either via Electronic Delivery, before 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended).

4.  KushCo Holdings, Inc. intends to confirm receipt of this Notice of Withdrawal within four business days. If you have not received an e-mail confirmation within that time, we recommend that you confirm KushCo Holdings, Inc.’s receipt of this Notice of Withdrawal by contacting: optionexchange@kushco.com.

5. You should make a copy of this Notice of Withdrawal and retain it for your records.

6. Please see the “Offer to Exchange,” dated July 31, 2020, for more details.